Exhibit 10.1
REAFFIRMATION AND SIXTH AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT
     This REAFFIRMATION AND SIXTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is dated as of November 27, 2006, and is entered into by and among ENERGY WEST, INCORPORATED, a Montana corporation (the “Company”), LASALLE BANK NATIONAL ASSOCIATION, a national banking association (“LaSalle”), in its capacity as the Agent for the “Banks” party to the Credit Agreement described below (in such capacity, the “Agent”), such Banks and each other Loan Party.
     WHEREAS, the Agent, the Banks and the Company have entered into that certain Amended and Restated Credit Agreement dated as of March 31, 2004 (as such agreement has been and may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and
     WHEREAS, the Company has requested that the Credit Agreement be amended as set forth herein and the Agent and the Banks are, subject to the terms hereof, willing to so amend the Credit Agreement.
     NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Credit Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Definitions. Capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Credit Agreement.
     2. Amendments to Credit Agreement. Subject to satisfaction of the conditions set forth in Section 4 below, the Credit Agreement is hereby amended as follows:
          (a) the definitions of “Base Rate Margin”, “Commitment Fee Rate”, “L/C Fee Rate”, “Libor Margin” and “Revolving Commitment Amount” appearing in Section 1.1 of the Credit Agreement are hereby deleted in their entirety and the following definitions are hereby substituted therefor:
“ ‘Base Rate Margin’ means: (i) with respect to Term Loan A, one percent (1.00%) per annum; and (ii) with respect to Revolving Loans, one half percent (0.50%) per annum.”;
“ ‘L/C Fee Rate’ means a rate of interest equal to one and one half percent (1.50%) per annum.”;

“ ‘LIBOR Margin’ means: (i) with respect to Term Loan A, two percent (2.00%) per annum; and (ii) with respect to Revolving Loans, one and one half percent (1.50%) per annum.” and
“ ‘Revolving Commitment Amount’ means $20,000,000.00, as reduced from time to time pursuant to Section 6.1.”
          (b) the date of “November 27, 2006” appearing in the definition of “Revolving Termination Date” in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and the date “November 26, 2007” is hereby substituted therefor;
          (c) the following definitions of “Permitted Acquisitions” and “Target” are hereby added to Section 1.1 of the Credit Agreement in the correct alphabetical order:
“ “Permitted Acquisition” means any Acquisition by (i) the Company or any Wholly-Owned Subsidiary of the Company which is a domestic Subsidiary of substantially all of the assets of a Target, which assets are located in the United States or (ii) a Borrower or any Wholly-Owned Subsidiary of a Borrower which is a Domestic Subsidiary of 100% of the Stock and Stock Equivalents of a Target incorporated under the laws of any State in the United States or the District of Columbia to the extent that each of the following conditions shall have been satisfied:
     (a) to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions to such Loan set forth herein shall have been satisfied;
     (b) the Company shall have furnished to the Agent and Banks at least ten (10) Business Days prior to the consummation of such Acquisition (1) such other information and documents regarding the Acquisition that the Agent may reasonably request, including, without limitation, executed counterparts of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated, (2) pro forma financial statements of the Company and its Subsidiaries after giving effect to the consummation of such Acquisition, and (3) a certificate of a responsible officer of the Company demonstrating on a pro forma basis compliance with the covenants set forth in Section 10.6 hereof after giving effect to the consummation of such Acquisition;
     (c) the Company and its Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Section 10.14 and the Agent shall have received, for the benefit of the Secured Parties, a collateral assignment of the seller’s representations, warranties and indemnities to the Borrowers or any of their Subsidiaries under the acquisition documents;
     (d) such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target;

     (e) no Default or Event of Default shall then exist or would exist after giving effect thereto;
     (f) the total consideration paid or payable (including without limitation, any deferred payment) for all Acquisitions consummated during the term of this Agreement shall not exceed $2,000,000 in the aggregate for all such Acquisitions; and
     (g) the Target has EBITDA, subject to proforma adjustments acceptable to the Agent, for the most recent four quarters prior to the acquisition date for which financial statements are available, greater than zero [consider whether BMR should be required]”
“ ‘Target’ means any other Person or business unit or asset group of any other Person acquired or proposed to be acquired in an Acquisition.”
          (d) the term “$6,000,000” appearing in Section 2.1.3(b)(i) of the Credit Agreement is hereby deleted in its entirety and the term “$-0-” is hereby substituted therefor;
          (e) Schedule 2.1 to the Credit Agreement is hereby deleted in its entirety and Schedule 2.1 attached hereto as Exhibit A is hereby substituted therefor; and
          (f) Section 6.1.3 of the Credit Agreement is hereby deleted in its entirety and the following language is hereby substituted therefor:
“ 6.1.3 All Reductions of the Revolving Commitment Amount. All reductions of the Revolving Commitment Amount shall reduce the Revolving Commitments pro rata among the Banks according to their respective Pro Rata Shares.”;
          (g) Section 10.6.3 of the Credit Agreement is hereby deleted in its entirety and the following language is hereby substituted therefor;
“ 10.6.3 Reserved.”;
          (h) The following language is hereby added to Section 10.21 of the Credit Agreement as new clause (h) thereof:
“ (h) Permitted Acquisitions;”;
          (i) the following proviso is hereby added to the last sentence of Section 10.11 of the Credit Agreement:
“; provided, however, if and solely to the extent (i) such disposition or dispositions are conducted pursuant to documentation in form and substance reasonably satisfactory to the Agent, (ii) the proceeds of such disposition are applied as a mandatory prepayment against the Loans in the manner required by the terms of the Credit Agreement, (iii) no Default or Event of Default is then existing or shall arise as a result thereof, and (iv) a certificate of a responsible officer of the Company demonstrating on a pro forma basis compliance with the covenants set forth in Section 10.6 hereof after giving effect to the consummation of such disposition or dispositions, the Company and its Subsidiaries shall not be prohibited from disposing of its assets relating to ‘Arizona propane’ operations”;
          (j) Section 10.26 of the Credit Agreement is hereby deleted in its entirety and the following language is hereby substituted therefor;
“ 10.26 Reserved.”;
          (k) Section 12.1.13 of the Credit Agreement is hereby deleted in its entirety and the following language is hereby substituted therefor:
“ 12.1.13 Management. A period of ninety (90) consecutive days shall have elapsed during which David A. Cerotzke is a not senior officer of the Company actively involved with the management of the Company and its Subsidiaries, for any reason, unless prior to the expiration of such period, a replacement officer in respect of him satisfactory to the Agent in its sole discretion shall have been appointed and employed by the Company.”;
          (l) references to Section 10.6.3 of the Credit Agreement and “Maximum VaR and Open Positions” appearing in Exhibit B to the Credit Agreement are hereby deleted in their respective entireties; and
          (m) as a result of the indefeasible repayment in full of Term Loan B by the Company pursuant to the terms of the Credit Agreement, which the Company hereby represents and warrants has occurred, all references in the Credit Agreement and the other Loan Documents to “Term Loan B” are hereby deleted in their respective entireties, all references to the “Term Loans” shall instead be deemed references to “Term Loan A”; provided, however, if and to the extent all or any portion of the payments made by the Company or any other Person to Agent or any of the Banks are invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then the amendments to the Credit Agreement and other Loan Documents contained in this Section 2(f) shall be deemed rescinded and void ab initio.
     3. Ratification; No Defenses; Waiver.
          (a) Obligations. All references in the Loan Documents to the “Obligations” or any other obligations, liabilities or indebtedness of the Company or any other Loan Party owing from time to time and at any time to Agent and the Banks shall be deemed to refer to, without limitation, the “Obligations” of the Obligors under, pursuant to and as defined in the Credit Agreement, as amended by this Amendment. All references in the Loan Documents to the “Credit Agreement” shall be deemed to refer to the Credit Agreement, as amended by this Amendment.
          (b) Ratification. In connection with the execution and delivery of this Amendment, the Company and each Loan Party, as borrower, debtor, grantor, mortgagor, pledgor, guarantor or assignor, or in any other similar capacities in which such Person grants

Liens or security interests in its Property or otherwise acts as an accommodation party or guarantor, as the case may be, in any case under the Loan Documents, hereby (i) acknowledges, ratifies and reaffirms all of its payment, performance and observance obligations and liabilities, whether contingent or otherwise, under each of such Loan Documents, to which it is a party, and (ii) to the extent such Person granted Liens on or security interests in any of its Property pursuant to any such Loan Documents as security for the obligations, liabilities and indebtedness of such Person under or with respect to the Loan Documents (the “Liabilities”), ratifies and reaffirms such grant of security and confirms and agrees that such Liens and security interests hereafter secure all of the Liabilities of such Person and the other Loan Parties, as applicable, under the Loan Documents, as amended hereby, in each case including, without limitation, all additional obligations, indebtedness and liabilities resulting from this Amendment, and as if each reference in such Loan Documents, as amended hereby, to the obligations, indebtedness and liabilities secured thereby are construed hereafter to mean and refer to such obligations, indebtedness and liabilities under Credit Agreement and the other Loan Documents, as amended hereby. By executing this Amendment, the Company and each other Loan Party hereby further ratifies, acknowledges, affirms and reconfirms that each Loan Document, as amended hereby, constitutes a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms, and that each such Loan Document, as amended hereby, is in full force and effect.
          (c) No Defenses. The Company and each other Loan Party hereby represent and warrant to, and covenant with the Agent and the Banks that as of the date hereof: (i) neither Company nor any other Loan Party has any defenses, offsets or counterclaims of any kind or nature whatsoever against the Agent or any Bank with respect to any of the loans or other financial accommodations made under any of the Loan Documents or any of the Loan Documents themselves, or any action previously taken or not taken by the Agent or any of the Banks with respect thereto, and (ii) the Agent and the Banks have fully performed all obligations to the Company and each other Loan Party which they may have had or have on and of the date hereof.
          (d) Waiver. The Company and each other Loan Party, on its own behalf and on behalf of its representatives, partners, agents, employees, servants, officers, directors, shareholders, subsidiaries, affiliated and related companies, successors and assigns (collectively, the “Obligor Group”), hereby releases and forever discharges the Agent, the Banks, and their respective officers, directors, subsidiaries, affiliated and related companies, agents, servants, employees, shareholders, representatives, successors, assigns, attorneys, accountants, assets and properties, as the case may be (collectively, the “Bank Indemnified Group”), of and from all manner of actions, cause and causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, controversies, agreements, promises, obligations, liabilities, costs, expenses, losses, damages, judgments, executions, claims and demands of whatsoever kind or nature, in law or in equity, whether known or unknown, concealed or hidden, foreseen or unforeseen, contingent or actual, liquidated or unliquidated, arising out of or relating to the Loan Documents or any of the agreements, documents and instruments executed and delivered in connection therewith or any related matter, cause or thing or any transaction contemplated thereby, that any of the Obligor Group, jointly or severally, has had, now has or hereafter can, shall or may have against the Bank Indemnified Group, or any member thereof, directly or indirectly, whether known or unknown, through the date hereof.

     4. Conditions. The effectiveness of this Amendment is subject to the following conditions precedent:
          (a) the Company, each other Loan Party and each Bank shall have executed and delivered this Amendment and such other documents and instruments as the Agent may reasonably require;
          (b) the Company shall have delivered, or caused to be delivered, to Agent, a certificate of the corporate secretary or assistant corporate secretary of each Loan Party pursuant to which such secretary or assistant secretary, on behalf of such Loan Party certifies as to (x) the incumbency and signature of the Persons executing this Amendment and any other Loan Documents delivered in connection herewith on behalf of such Loan Party, (y) resolutions, which shall be attached thereto, authorizing the execution, delivery and performance of this Amendment and such Loan Documents by such Loan Party, and (z) the fact that the articles of incorporation, articles of organization, bylaws, limited liability company agreement or other organizational documents of such Loan Party have not been amended, modified or supplemented since the date on which certified copies thereof previously were delivered to Agent under the Loan Documents, and remain in full force and effect;
          (c) the Company shall have delivered, or caused to be delivered, to Agent, with respect to each Loan Party, a recent certificate of good standing issued by the Secretary of State of such Loan Party’s jurisdiction of incorporation;
          (d) the representations and warranties set forth in Section 5 of this Amendment shall be true and correct;
          (e) the Agent shall have received written opinions of law of counsel to the Company and its Subsidiaries, all in form and substance and covering such subject matter as is satisfactory to Agent and its counsel and dated as of a date satisfactory to Agent;
          (f) each Bank shall have received from the Company a fully-executed Note which reflects, in a face principal amount equal to the sum of such Bank’s Pro Rata Share of the Revolving Commitment Amount plus the principal amount of such Bank’s Term Loan A;
          (g) the Agent shall have received from the Company a Solvency Certificate, substantially in the form provided and approved by Agent, executed by a Responsible Officer of the Company that, among other things, certifies the Company and its Subsidiaries (each individually and together) are and, both before and after giving effect to the terms of this Amendment will continue to be, Solvent;
          (h) the Agent shall have received from the Company projected income statements, balance sheets and cash flow statements for fiscal years 2007, 2008 and 2009, in each case prepared by the Company and giving pro forma effect to the transactions contemplated by the terms of this Amendment and the use of proceeds therefrom, all in form and substance satisfactory to the Bank

          (i) the Agent shall have received from the Company for the account of each Bank an upfront, fully-earned and non-refundable administrative fee in the amount of $100,000; and
          (j) all proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be reasonably satisfactory to the Agent and its legal counsel.
     5. Representations and Warranties. To induce the Agent and the Banks to enter into this Amendment, the Company and each other Loan Party hereby represents and warrants to the Agent and the Banks that:
          (a) the Company and each other Loan Party is a corporation validly existing and in good standing under the laws of its respective state of incorporation; and the Company and each other Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect;
          (b) the Company and each other Loan Party is duly authorized to execute and deliver this Amendment, the Company is duly authorized to borrow additional Loans provided for hereunder and each of the Company and each other Loan Party is duly authorized to perform its obligations under each Loan Document to which it is a party, as the same are amended hereby. The execution, delivery and performance by the Company and each other Loan Party of this Agreement, and the additional borrowings by the Company provided for hereunder, do not and will not: (i) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (ii) conflict with: (A) any provision of law, (B) the charter, bylaws or other organizational documents of the Company or any other Loan Party or (C) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Company or any other Loan Party or any of their respective properties or (iii) require, or result in, the creation or imposition of any Lien on any asset of the Company or any other Loan Party (other than Liens in favor of the Agent created pursuant to the Collateral Documents).
          (c) (i) the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of the Company and each such other Loan Party and this Amendment has been duly executed and delivered by the Company and each other Loan Party and this Amendment and the Credit Agreement, as amended hereby, constitute valid and binding obligations of each of them, as applicable, enforceable in accordance with their respective terms, (ii) no Default or Event of Default has occurred or is continuing under the Credit Agreement or would result from the execution and delivery of this Amendment, and (iii) each of the representations and warranties set forth in Section 9 of the Credit Agreement, as amended hereby, is true and correct in all material respects as of the date hereof, unless any such representation or warranty is already qualified by materiality, in which case it shall be true and correct in all respects.
     6. No Additional Term Loan Commitments. The Borrower and each other Loan Party hereby acknowledges and agrees that nothing contained in this Amendment or any other

Loan Document creates any obligation or commitment by Agent or any Bank to loan or otherwise advance any additional Term Loans to the Borrower, and the Borrower and each other Loan Party further acknowledges and agrees that each of the Term Loan A and the Term Loan B were fully funded on the Restatement Effective Date, and that no commitment on the party of Agent or any Bank to fund any Term Loan remains outstanding, whether evidenced by this Amendment, the Credit Agreement or otherwise.
     7. Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.
     8. References. Any reference to the Credit Agreement contained in any document, instrument or agreement executed in connection with the Credit Agreement shall be deemed to be a reference to the Credit Agreement as modified by this Amendment.
     9. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument. A counterpart of this Amendment delivered by facsimile or other electronic means shall for all purposes be as effective as delivery of an original counterpart.
     10. Costs. The Company agrees to pay on demand all reasonable costs and expenses incurred by the Agent (including fees and expenses of counsel) incurred in connection with the negotiation and preparation of this Amendment.
     11. Governing Law. The validity and interpretation of this Amendment and the terms and conditions set forth herein, shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to any provisions relating to conflict of laws that would call for the application of the laws of another jurisdiction.
     12. Miscellaneous. This Amendment shall be deemed to be a Loan Document.
- Remainder of Page Intentionally Left Blank; Signature Page Follows -

     Delivered at Chicago, Illinois, as of the day and year first above written.

THE AGENT AND BANK:		OTHER LOAN PARTIES:

LASALLE BANK, NATIONAL		ENERGY WEST PROPANE, INC.,
ASSOCIATION, a national banking		a Montana corporation
association, as the Agent and as a Bank

		By:	/s/ David A. Cerotzke

By:	/s/ Meghan Schultz	Name:	David A. Cerotzke

Name:	Meghan Schultz	Title:	President and CEO
Title:	Assistant Vice President

COMPANY:

ENERGY WEST, INCORPORATED, a		ENERGY WEST RESOURCES, INC.,
Montana corporation		a Montana corporation

By:	/s/ David A. Cerotzke	By:	/s/ David A. Cerotzke

Name:	David A. Cerotzke	Name:	David A. Cerotzke
Title:	President and CEO	Title:	President and CEO

ENERGY WEST DEVELOPMENT, INC.,
a Montana corporation

		By:	/s/ David A. Cerotzke

		Name:	David A. Cerotzke
		Title:	President and CEO
Reaffirmation and Sixth Amendment

Exhibit A to Reaffirmation and Sixth Amendment
BANKS AND PRO RATA SHARES

	Pro Rata Share
	of Revolving
	Commitment	Amount of
Bank	Amount	Term Loan A	Pro Rata Share
LaSalle Bank National Association	$20,000,000.00	$6,000,000.00	100.000000000%

TOTAL	$20,000,000.00	$6,000,000.00	100.000000000%